EXHIBIT 5

OPINION AND CONSENT OF NISHIMURA & ASAHI

September 26, 2012

Advantest Corporation
Shin-Marunouchi Center Building
6-2, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-0005
Japan

Ladies and Gentlemen:

           We have acted as Japanese counsel to Advantest Corporation (“Advantest”), a corporation organized under the laws of Japan, in connection with the issuance of stock options of Advantest in the United States (the “Stock Options”) under the Advantest Corporation Incentive Stock Option Plan 2012 (the “Plan”).  Advantest has requested our opinion in connection with its Registration Statement on Form S-8 (the “Registration Statement”), which is to be filed on September 26, 2012 by Advantest with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and which relates to 600,000 shares of its common stock (the “Shares”), which may be issued by Advantest upon exercise of the Stock Options.  The number of Shares issuable upon exercise of the Stock Options is subject to adjustment made in accordance with the rules of the Plan.

           In connection with this opinion letter, we have examined the originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other records, documents, certificates, agreements or other instruments as we have deemed necessary to enable us to render the opinion expressed below.  For the purpose of this opinion, we have assumed that:

(i)	the Advantest board meeting held on June 26, 2012 has duly approved the issuance of the Stock Options;

(ii)
the Stock Options were, and will be duly granted in compliance with the Corporate Law of Japan (Law No.86 of 2005, as amended) (the “Corporate Law”), the rules of the Plan and other relevant regulations;

(iii)
the Stock Options have not been issued at “favorable value to the grantees” as such term is understood in Japan, such that a meeting of the shareholders of Advantest will not be necessary in connection with the grant of the Stock Options;

(iv)
Advantest will have duly assumed the debt of the Employing Company (as defined in the Plan) relating to the monetary compensation to be paid by the Employing Company to the grantees of the Stock Options in an amount equal to the issuing price of the Stock Options;

(v)	any person exercising his/her Stock Options will have duly made the entire payment for issuance of the Stock Options in accordance with the rules of the Plan;

(vi)
any person exercising his/her Stock Options will have duly exercised the Stock Options and paid the entire exercise price of the Stock Options in accordance with the rules of the Plan and in compliance with the Corporate Law;

(vii)
in addition to (v) and (vi) above, any person exercising his/her Stock Options will have duly performed any obligations under the rules of the Plan and will be in compliance with the rules of the Plan; and

(viii)
the number of the Shares outstanding after issuance of the Shares upon exercise of the Stock Options does not exceed the number of Shares that Advantest is authorized to issue under its Articles of Incorporation.

Subject to the foregoing, we are of the opinion that the Shares, when issued by Advantest upon exercise of the Stock Options, will be duly authorized, validly and legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of Japan as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We consent to the inclusion of this opinion letter as part of the Registration Statement and to the reference to our firm therein.

Very truly, /s/ Ryutaro Nakayama Ryutaro Nakayama Nishimura & Asahi